Exhibit 99.1

Arq Strengthens Executive Team, Appointing 35-Year Finance Veteran Jay Voncannon as Chief Financial Officer
Appoints CFO, 35-year finance veteran to oversee continued transformation and next phase of growth
Voncannon has a proven track record in managing financial operations during a period of significant growth
GREENWOOD VILLAGE, Colo., April 2, 2025 - GlobeNewswire - Arq, Inc. (NASDAQ: ARQ) (the "Company" or "Arq"), a producer of activated carbon and other environmentally efficient carbon products for use in purification and sustainable materials, today announced the appointment of finance veteran, Jay Voncannon, as Chief Financial Officer, effective April 2, 2025. This addition to Arq's leadership team reflects the Company's continued business transformation success, positioning Arq for accelerated growth in the activated carbon market.
Mr. Voncannon, a veteran finance executive with over 35 years of professional and leadership experience, brings proven expertise as a CFO strategically guiding transformational growth. Mr. Voncannon most recently served as CFO of CoorsTek, Inc., a multibillion privately held global manufacturer of advanced engineered ceramic products serving a variety of industries including semiconductors, defense & aerospace, automotive and energy & chemicals. During his tenure at CoorsTek, he successfully guided the company through a pivotal expansion, significantly improving profitability and driving material market share growth. Prior to his time at CoorsTek, Mr. Voncannon served more than 20 years as a senior finance executive at Koch Industries and its affiliates.
Mr. Voncannon will be based out of Arq's corporate headquarters in Greenwood Village, Colorado, and report directly to Mr. Bob Rasmus, Chief Executive Officer. He will lead all aspects of the Company’s financial strategy and operations, including financial planning and analysis, accounting, tax, treasury, and internal audit. Stacia Hansen, Chief Accounting Officer, will continue serving in her critical role and report directly to Voncannon.
"I am excited to reach this significant milestone in Arq's ongoing evolution,” said Bob Rasmus, CEO of Arq. "Jay is a proven financial leader with sharp strategic acumen and extensive track record of delivering outstanding results. As we continue to transform and scale our business, Jay's deep experience and valuable insights will be instrumental in building a world-class finance organization that supports our future growth. I look forward to collaborating closely with Jay as the newest addition to our talented leadership team, further strengthening our deep bench of exceptional leaders and industry experts. I am immensely proud of all that we have accomplished and equally enthusiastic about the opportunities ahead.”
"I’m honored to join Arq during such an exciting and transformative stage in its growth,” said Jay Voncannon, Chief Financial Officer of Arq. “The company’s compelling mission, impressive momentum, and strong values deeply resonate with me. I look forward to partnering closely with Bob and the entire leadership team as we build upon this foundation to deliver enduring value for our stakeholders."
About Jay Voncannon
Mr. Jay Voncannon is a seasoned finance executive with extensive experience driving strategic growth and profitability, having held pivotal roles at global enterprises including CoorsTek and Koch Industries. As Chief Financial Officer at CoorsTek, a multibillion-dollar manufacturer specializing in advanced engineered ceramic products, Voncannon significantly enhanced organizational performance, notably improving EBITDA margins and steering substantial market-share growth in biomedical sectors. Previously, as CFO and Managing Director at Koch

Equity Development, he led principal investment initiatives in excess of $5 billion, delivering exceptional after-tax returns and overseeing significant acquisitions, including Molex and Guardian Industries.
With deep expertise in mergers and acquisitions, treasury management, corporate finance, and strategic leadership developed over a robust career at Koch and its subsidiaries, Voncannon has consistently delivered exceptional financial stewardship. Recognized professionally as a CPA and CGMA, his contributions earned them honors such as Denver Business Journal’s Large Company CFO of the Year and repeated recognition by Deloitte and the Wall Street Journal as part of their "Best Managed Companies" awards.
About Arq
Arq (NASDAQ: ARQ) is a diversified, environmental technology company with products that enable a cleaner and safer planet while actively reducing our environmental impact. As the only vertically integrated producer of activated carbon products in North America, we deliver a reliable domestic supply of innovative, hard-to-source, high-demand products. We apply our extensive expertise to develop groundbreaking solutions to remove harmful chemicals and pollutants from water, land and air. Learn more at: www.arq.com.
Source: Arq, Inc.
Investor Contact:
Anthony Nathan, Arq
Marc Silverberg, ICR
investors@arq.com